SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2 )



                                WBK STRYPES TRUST
--------------------------------------------------------------------------------
                                (Name of Issuer)
Structured Yield Product Exchangeable for Stock or STRYPES sm
--------------------------------------------------------------------------------
                           (Title of Class Securities)
                                    929229102
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                                November 30, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
Check the  appropriate  box to  designate  the rule  pursuant to which this schedule is filed:

         X   Rule 13d-1 (b)
             Rule 13d-1 (c)
             Rule 13d-1 (d)

        1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

sm Service mark of Merrill Lynch & Co., Inc.

--------------------------------------------------------------------------------

CUSIP No.   929229102    13G                                 Page 2 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1
            NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Merrill Lynch & Co., Inc.
            #13-2740599

----------- --------------------------------------------------------------------
2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                      (a) |_|
                                      (b) |X|
----------- --------------------------------------------------------------------
3
            SEC USE ONLY
----------- --------------------------------------------------------------------
4
            CITIZENSHIP OR PLACE OF ORGANIZATION     Delaware

----------- --------------------------------------------------------------------
       NUMBER OF          5
         SHARES                    SOLE VOTING POWER
                                   0
                          -----------------------------------------------------
      BENEFICIALLY        6
        OWNED BY                   SHARED VOTING POWER
                                   0
                          -----------------------------------------------------
          EACH            7
       REPORTING                   SOLE DISPOSITIVE POWER
                                   0
                          -----------------------------------------------------
         PERSON           8
          WITH                     SHARED DISPOSITIVE POWER
                                   0
------------------------------------------------------------------------------
9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


-------------------------------------------------------------------------------
10
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 |_|
-------------------------------------------------------------------------------
11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%

----------- --------------------------------------------------------------------
12
            TYPE OF REPORTING PERSON*
                 HC, CO

----------- --------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP No.   929229102     13G                                Page 3 of 12 Pages
--------------------------------------------------------------------------------

----------- --------------------------------------------------------------------
1
            NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Merrill Lynch International

--------------------------------------------------------------------------------
2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                       (a) |_|
                                       (b) |X|
----------- --------------------------------------------------------------------
3
            SEC USE ONLY
----------- --------------------------------------------------------------------
4
            CITIZENSHIP OR PLACE OF ORGANIZATION     England

----------- --------------------------------------------------------------------
       NUMBER OF          5
         SHARES                    SOLE VOTING POWER
                                   0
                          -----------------------------------------------------
      BENEFICIALLY        6
        OWNED BY                   SHARED VOTING POWER
                                   0
                          -----------------------------------------------------
          EACH            7
       REPORTING                   SOLE DISPOSITIVE POWER
                                   0
                          -----------------------------------------------------
         PERSON           8
          WITH                     SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


-------------------------------------------------------------------------------
10
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                        |_|
-------------------------------------------------------------------------------
11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%

-------------------------------------------------------------------------------
12
            TYPE OF REPORTING PERSON*
            BD, CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP No.   929229102    13G                                 Page 4 of 12 Pages
--------------------------------------------------------------------------------

----------- --------------------------------------------------------------------
1
            NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Merrill Lynch, Pierce, Fenner & Smith Incorporated
            #13-5674085

-------------------------------------------------------------------------------
2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                       (a) |_|
                                       (b) |X|
-------------------------------------------------------------------------------
3
            SEC USE ONLY
-------------------------------------------------------------------------------
4
            CITIZENSHIP OR PLACE OF ORGANIZATION     Delaware

-------------------------------------------------------------------------------
       NUMBER OF          5
         SHARES                    SOLE VOTING POWER
                                   0
                          -----------------------------------------------------
      BENEFICIALLY        6
        OWNED BY                   SHARED VOTING POWER
                                   0
                          -----------------------------------------------------
          EACH            7
       REPORTING                   SOLE DISPOSITIVE POWER
                                   0
                          -----------------------------------------------------
         PERSON           8
          WITH                     SHARED DISPOSITIVE POWER
                                   0
------------------------------------------------------------------------------
9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0

-------------------------------------------------------------------------------
10
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                       |_|
----------- --------------------------------------------------------------------
11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%

-------------------------------------------------------------------------------
12
            TYPE OF REPORTING PERSON*
                 BD, CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  WBK STRYPES Trust

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  c/o Puglisi & Associates
                  850 Library Avenue
                  Suite 204
                  Newark, Delaware  19715

Item 2(a).        Name of Person Filing:

                  This Schedule 13G is filed on behalf of Merrill Lynch & Co., Inc. ("ML & Co."); Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"); and Merrill Lynch International ("MLI").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Merrill Lynch & Co., Inc.
                  4 World Financial Center
                  12th Floor
                  New York, New York  10080

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center
                  12th Floor
                  New York, New York  10080

                  Merrill Lynch International
                  Ropemaker Place
                  25 Ropemaker Street
                  London, EC2Y 9LY

Item 2(c).        Citizenship:

                  ML & Co. and MLPF&S are both organized under the laws of the State of Delaware. MLI is organized under the laws of England and Wales.

Item 2(d).        Title of Class of Securities:

                 Structured Yield Product Exchangeable for Stock or STRYPES sm

Item 2(e).        CUSIP Number:

                  929229102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person

                  Filing is a:

(a)|_| Broker or Dealer registered under Section 15 of the Exchange Act.
(b)|_| Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)|_| Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
(d)|_| Investment Company registered under Section 8 of the Investment
       Company Act.
(e)|_| An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)|_| An employee benefit plan or endowment fund in accordance with Rule 13d-1
       (b)(1)(ii)(F).
(g)|_| A parent holding company or control person in accordance with Rule 13d-1
       (b)(1)(ii)(G).
(h)|_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)|_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j)|X| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4.  Ownership.

(a)      Amount Beneficially Owned:

                  0*

(b)      Percent of Class:

                  0%*

(c) Number of shares as to which such person has:

    (i)      Sole power to vote or to direct the vote      - 0 -

    (ii)     Shared power to vote or to direct the vote    - 0 -*
   (iii)     Sole power to dispose or to direct the disposition of - 0 -

    (iv)     Shared power to dispose or to direct the disposition of  - 0 -*

Item 5.    Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable.

* See Exhibit A
sm Service mark of Merrill Lynch & Co., Inc.

Item 10.  Certifications.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 30, 2000

                                     Merrill Lynch & Co., Inc.


                                     /s/ Lawrence M. Egan Jr.
                                     Name: Lawrence M. Egan Jr.*
                                     Title: Attorney-In-Fact


* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to the Schedule 13G filed by Merrill Lynch & Co., Inc. for Walden Residential Properties, Inc. and incorporated herein by reference.


                       Merrill Lynch, Pierce, Fenner & Smith Incorporated


                                      /s/ Lawrence M. Egan Jr.
                                      Name:  Lawrence M. Egan Jr.*
                                      Title:  Attorney-in-Fact


* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit A to the Schedule 13G filed by Merrill Lynch, Pierce, Fenner & Smith Incorporated on January 13, 2000 with respect to Trans World Entertainment Corporation and incorporated herein by reference.


                                       Merrill Lynch International


                                       /s/ Larry Dobosh
                                       Name: Larry Dobosh**
                                       Title: Attorney-In-Fact


** Signed pursuant to a Power of Attorney dated January 11, 2000, a copy of which is attached hereto as Exhibit C.

                                                                      EXHIBIT A


                       IDENTIFICATION OF MEMBERS OF GROUP

         ML & Co., MLPF&S, and MLI (collectively, the "Reporting Persons") have filed this Schedule 13G pursuant to Rule 13d-1(k) under the Exchange Act. While the Reporting Persons may, by virtue of their affiliation, be deemed to be members of a group for purposes of Rule 13d-5 under the Exchange Act, each Reporting Person disclaims membership in a group. Moreover, although the Reporting Persons may, by virtue of their affiliation, be deemed to have beneficial ownership over one another's record holdings of STRYPES for purposes of Rule 13d-3 under the Exchange Act, each Reporting Person disclaims beneficial ownership of the STRYPES not held of record by such Reporting Person. The aggregate amount of 5,729,657 STRYPES beneficially owned by the Reporting Persons are held of record as follows: (i) 541,457 STRYPES by MLPF&S (ii) 5,188,200 STRYPES by MLI and (iii) no STRYPES by ML & Co.

         The Item 3 classification of each of the Reporting Persons is as follows: MLPF&S is a registered broker-dealer eligible to file this statement of beneficial ownership on Schedule 13G pursuant to Rule 13d-1(b). ML & Co. and MLI are eligible to file this statement of beneficial ownership on Schedule 13G pursuant to a November 24, 1993 no-action letter from the Securities and Exchange Commission's Division of Corporation Finance (1993 SEC No-Act. LEXIS
1121).

                                                                       EXHIBIT B

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that this Schedule 13G, dated as of January 21, 2000 (the "Schedule 13G"), with respect to the STRYPES issued by the WBK STRYPES Trust is, and any amendments thereto shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. Each of the undersigned further agrees that Merrill Lynch & Co., Inc. may file the Schedule 13G, and any and all amendments thereto, on its behalf. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 21st day of January.

                                       Merrill Lynch & Co., Inc.


                                       /s/ Lawrence M. Egan Jr.
                                       Name: Lawrence M. Egan Jr*
                                       Title: Attorney-In-Fact

* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to the Schedule 13G filed by Merrill Lynch & Co., Inc. for Walden Residential Properties, Inc. and incorporated herein by reference.

                        Merrill Lynch, Pierce, Fenner & Smith Incorporated


                                        /s/ Lawrence M. Egan Jr.
                                        Name: Lawrence M. Egan Jr.*
                                        Title: Attorney-In-Fact

* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit A to the Schedule 13G filed by Merrill Lynch, Pierce, Fenner & Smith Incorporated on January 13, 2000 with respect to Trans World Entertainment Corporation and incorporated herein by reference.

                                         Merrill Lynch International


                                         /s/ Larry Dobosh
                                         Name: Larry Dobosh**
                                         Title: Attorney-In-Fact


** Signed pursuant to a Power of Attorney dated January 11, 2000, a copy of which is attached hereto as Exhibit C.

                                                                       EXHIBIT C

                                POWER OF ATTORNEY


KNOW  ALL  MEN  BY  THESE   PRESENTS   that  the   undersigned,   MERRILL  LYNCH
INTERNATIONAL, a company organised and existing under the laws of England and Wales, with its registered office at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England (hereinafter referred to as the "Company") hereby appoints John J. McDermott Jr. acting singly, with full power and authority on behalf of and in the name, place and stead of the Company to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities and Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies or electronic filings of the U.S. Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be so filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder.

By this power, said attorney is hereby granted full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in connection with the performance of the foregoing authority, as fully and to all intents and purposes as the proper officer of the undersigned might or could do if personally present at the doing hereof. The undersigned hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

This Power of Attorney is governed by and shall be construed in accordance with English law and shall expire on December 31, 2000.

IN WITNESS WHEREOF this instrument has been executed by officers thereunto duly authorised, and the Common Seal of the Company has been affixed this 11th day of January 2000.

MERRILL LYNCH INTERNATIONAL



/s/Philip L. Jolowitz                       /s/ Debra A. Searle
--------------------------------            ------------------------------------
Philip L. Jolowicz                          Debra A. Searle
Director                                    Assistant Company Secretary